Exhibit 16.1

July 24, 2014

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Re:	Lakeland Industries, Inc.

Commission File #0-15535

To Whom It May Concern:

We have read the statements that we understand Lakeland Industries, Inc. will include under Item 4.01(a) of the Form 8-K report it will file regarding the recent change of auditors for its Brazilian subsidiary, Lakeland Brasil, S.A. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01(b).

Sincerely,

/s/ ACAL Consultoria e Auditoria S/S Ltda.

ACAL Consultoria e Auditoria S/S Ltda.

Rio de Janeiro, Brazil